--------------------
                                                                EXHIBIT 99.1
                                                            --------------------


[GRAPHIC OMITTED]
COMMUNITY WEST BANCSHARES

445 PINE AVENUE, GOLETA, CA  93117

FOR IMMEDIATE RELEASE
CONTACT:  CHARLES G. BALTUSKONIS, EVP/CFO
PHONE:    805-692-5821
E-MAIL:   CBALTUSKONIS@COMMUNITYWESTBANK.COM
URL:      HTTP://WWW.COMMUNITYWESTBANK.COM
SYMBOL:   CWBC (NASDAQ)

COMMUNITY WEST BANCSHARES ANNOUNCES OPERATING EARNINGS OF $978,000 FOR 2005 Q 1, AN INCREASE OF 12%

QUARTERLY  DIVIDEND  INCREASED  BY  25%  TO  $.05  PER  SHARE

Goleta, California, April 25, 2005 - Community West Bancshares (Company) today announced operating results for the first quarter of calendar 2005.

                                EARNINGS SUMMARY

For the quarter ended March 31, 2005 (2005 Q 1), the Company recorded net income of $978,000, or $.17 per share (basic, and $.16 per share diluted), compared to net income of $874,000, or $.15 per share (basic and diluted), for the quarter ended March 31, 2004 (2004 Q 1), a 12% comparative increase.

NET  INTEREST  INCOME
---------------------

Net interest income for the comparative three-month period increased by $1,104,000.

Total interest income for the comparative three-month period increased by $1,225,000. $890,000 of the increase is attributed to the growth in interest-earning assets, primarily in the commercial lending and manufactured housing portfolios, partially offset by the continued decrease in securitized loans; and, $335,000 of the increase is attributed to increased interest rates.

Interest expense on deposits for the comparative three-month period increased by $355,000. $221,000 of the increase is attributed to interest-bearing deposit growth and $134,000 is attributed to increased interest rates. Interest expense on borrowings decreased $234,000, substantially all of which was volume-related. The Company continues to benefit from the paydowns of the relatively high-rate, securitized bonds, thus serving to reduce the Company's cost of funds.

PROVISION  FOR  LOAN  LOSSES
----------------------------

Overall, the general portfolio credit quality continues to be relatively stable and, in addition, the securitized loan portfolio continues to stabilize and pay down.

NON-INTEREST  INCOME  AND  NON-INTEREST  EXPENSES

Non-interest income decreased from $2.5 million for 2004 Q 1 to $1.8 million for 2005 Q 1. The Company experienced declines in gains from loan sales, certain fee income categories and had lower loan servicing fees, primarily due to fewer SBA loan sales compared to last year, which would add to the servicing asset, and increased loan prepayment rates, which serve to decrease the servicing asset.

The Company continues to control non-interest expenses and there was only a modest increase in the comparative periods.

                                  BALANCE SHEET

The Company's total assets increased to $371.0 million, or $5.8 million, at March 31, 2005 compared to $365.2 million at December 31, 2004. Net loans increased by $18.8 million and combined liquid assets and investment securities decreased by a net of $13.2 million.

On the funding side in 2005, deposits have decreased by $9.9 million while other borrowings have increased by $13.8 million in total.

                                     CAPITAL

As of March 31, 2005, the Company had $38.4 million in equity capital, or 10.36% of consolidated total assets, and book value per share was $6.69.

                               DIVIDEND INCREASED

The Board of Directors announced that they have declared a quarterly dividend of $.05 per common share, payable May 19, 2005 to shareholders of record as of the close of business on May 5, 2005. At this quarterly rate, the annual dividend is equivalent to $.20 per common share and represents a 25% increase in the payout rate.

               COMMENTS FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Lynda J. Nahra, President and Chief Executive Officer, noted: "We started the 2005 year off with solid results and we are extremely pleased with the overall execution of our strategic initiatives. We will continue to be focused on our business model and core competencies, and in providing the highest quality service to our diverse client base. On April 1, 2005, we relocated our Santa Maria mortgage and commercial lending office to our new location and will open the full-service branch on May 2, 2005."

                                COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has two full-service branch offices, in Goleta and Ventura, with a third location, in Santa Maria, California, scheduled to open on May 2, 2005. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending, with loans originating in

California, Alabama, Colorado, Florida, Georgia, North Carolina, Oregon, South Carolina, Tennessee and Washington.
                          SEE ENCLOSED FINANCIAL TABLES

SAFE  HARBOR  DISCLOSURE

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENT
(unaudited)
(in 000's, except share and per share data)

                                                     Quarter Ended March 31,
                                                     -----------------------
                                                        2005         2004
                                                     ----------  -----------
Interest income                                      $    6,328  $     5,103
Interest expense                                          2,060        1,939
                                                     ----------  -----------
Net interest income                                       4,268        3,164
Provision for loan losses                                   170           95
                                                     ----------  -----------
Net interest income after provision for loan losses       4,098        3,069

Non-interest income                                       1,825        2,492
Non-interest expenses                                     4,257        4,076
                                                     ----------  -----------
Income before income taxes                                1,666        1,485
Provision for income taxes                                  688          611
                                                     ----------  -----------

NET INCOME                                           $      978  $       874
                                                     ==========  ===========

Earnings per share:
  Basic                                              $     0.17  $      0.15
  Diluted                                                  0.16         0.15

Weighted average shares:
  Basic                                               5,741,274    5,707,415
  Diluted                                             5,955,102    5,834,439


****************************************************************************
Selected average balance sheet items
------------------------------------

Average assets                                       $  359,886  $   310,156
Average gross loans                                     307,659      253,970

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except share and per share data)


                                                            March 31,    December 31,
                                                              2005           2004
                                                           -----------  --------------
Cash and cash equivalents                                  $   15,274   $      30,205
Interest-earning deposits in other financial institutions         639             647
Investment securities                                          30,119          28,352
Loans:
  Held for sale                                                42,608          45,988
                                                           -----------  --------------
  Held for investment                                         249,404         224,938
    Less: Allowance                                            (2,964)         (2,785)
                                                           -----------  --------------
    Net held for investment                                   246,440         222,153
                                                           -----------  --------------
Securitized loans                                              21,406          23,474
    Less: Allowance                                            (1,122)         (1,109)
                                                           -----------  --------------
    Net securitized loans                                      20,284          22,365
                                                           -----------  --------------
      NET LOANS                                               309,332         290,506
                                                           -----------  --------------

Other assets                                                   15,614          15,493
                                                           -----------  --------------

      TOTAL ASSETS                                         $  370,978   $     365,203
                                                           ===========  ==============

Deposits                                                   $  274,659   $     284,568
Repurchase agreements                                          10,629          13,672
FHLB advances                                                  28,500          10,500
Bonds payable                                                  12,726          13,910
Other liablities                                                6,044           4,984
                                                           -----------  --------------
      TOTAL LIABILITIES                                       332,558         327,634

Stockholders' equity                                           38,420          37,569
                                                           -----------  --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
                                                           $  370,978   $     365,203
                                                           ===========  ==============

Shares outstanding                                          5,745,014       5,729,869

Book value per share                                       $     6.69   $        6.56

**************************************************************************************
Nonaccrual loans                                           $    8,461   $       8,350
SBA guaranteed portion                                         (5,867)         (5,287)
                                                           -----------  --------------

Nonaccrual loans, net                                      $    2,594   $       3,063
                                                           ===========  ==============